As filed with the Securities and Exchange Commission on January 25, 2018

Registration No. 333-219837

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 3

to

Form S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Quintana Energy Services Inc.

(Exact name of registrant as specified in its charter)

Delaware	1389	82-1221944
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

1415 Louisiana Street, Suite 2900

Houston, Texas 77002

(832) 518-4094

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Rogers Herndon

Chief Executive Officer, President and Director

1415 Louisiana Street, Suite 2900

Houston, Texas 77002

(832) 518-4094

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Sarah K. Morgan Gillian A. Hobson Vinson & Elkins L.L.P. 1001 Fannin Street, Suite 2500 Houston, Texas 77002 (713) 758-2222	G. Michael O’Leary Taylor E. Landry Andrews Kurth Kenyon LLP 600 Travis, Suite 4200 Houston, Texas 77002 (713) 220-4200

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☒

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

This Amendment No. 3 to the Registration Statement on Form S-1 (File No. 333-219837) is filed as an exhibit-only filing solely to include Exhibit 10.18. Accordingly, this Amendment No. 3 consists only of the facing page, this explanatory note, Part II of the Registration Statement, the signature pages to the Registration Statement, the exhibit index and Exhibit 10.18. This Amendment No. 3 does not modify any provision of the preliminary prospectus contained in Part I. Accordingly, the preliminary prospectus has been omitted.

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other expenses of issuance and distribution

The following table sets forth an itemized statement of the amounts of all expenses (excluding underwriting discounts and commissions) payable by us in connection with the registration of the common stock offered hereby. With the exception of the SEC registration fee and FINRA filing fee, the amounts set forth below are estimates.

SEC registration fee	$11,590
FINRA filing fee	15,500
NYSE listing fee	150,000
Accountants’ fees and expenses	1,000,000
Legal fees and expenses	2,500,000
Printing and engraving expenses	400,000
Transfer agent and registrar fees	10,000
Miscellaneous	500,000

Total	$4,587,090

Item 14.	Indemnification of Directors and Officers

Our amended and restated certificate of incorporation will provide that a director will not be liable to the corporation or its stockholders for monetary damages to the fullest extent permitted by the DGCL. In addition, if the DGCL is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the corporation, in addition to the limitation on personal liability provided for in our amended and restated certificate of incorporation, will be limited to the fullest extent permitted by the amended DGCL. Our amended and restated bylaws will provide that the corporation will indemnify, and advance expenses to, any officer or director to the fullest extent authorized by the DGCL.

Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement in connection with specified actions, suits and proceedings whether civil, criminal, administrative, or investigative, other than a derivative action by or in the right of the corporation, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification extends only to expenses, including attorneys’ fees, incurred in connection with the defense or settlement of such action and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s amended and restated certificate of incorporation, amended and restated bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

Our amended and restated certificate of incorporation will also contain indemnification rights for our directors and our officers. Specifically, our amended and restated certificate of incorporation will provide that we shall indemnify our officers and directors to the fullest extent authorized by the DGCL. Furthermore, we may maintain insurance on behalf of our officers and directors against expense, liability or loss asserted incurred by them in their capacities as officers and directors.

We have obtained directors’ and officers’ insurance to cover our directors, officers and some of our employees for certain liabilities.

In addition, we intend to enter into indemnification agreements with our current directors and executive officers containing provisions that are in some respects broader than the specific indemnification provisions contained in the DGCL. The indemnification agreements will require us, among other things, to indemnify our directors against certain liabilities that may arise by reason of their status or service as directors and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. We also intend to enter into indemnification agreements with our future directors and executive officers.

The underwriting agreement provides for indemnification by the underwriters of us and our officers and directors, and by us of the underwriters, for certain liabilities arising under the Securities Act or otherwise in connection with this offering.

Item 15.	Recent Sales of Unregistered Securities

In connection with our corporate formation, we issued 1,000 shares of common stock to QES Holdco LLC on April 13, 2017 for $10.00 in reliance upon the exemption from the registration requirements of the Securities Act provided by Section 4(a)(2) of the Securities Act as sales by an issuer not involving any public offering.

In connection with the corporate reorganization described in this registration statement, we intend to issue an aggregate of                 shares of our common stock to the Existing Investors in exchange for their respective direct or indirect common units in Quintana Energy Services LP and their direct or indirect membership interests in QES Holdco LLC at or prior to the closing of this offering. Additionally, in connection with the conversion of our Term Loan described in this registration statement, we intend to issue an aggregate of                shares of our common stock to the lenders under our Term Loan at or prior to the closing of this offering. The shares of our common stock described in this Item 15 will be issued in reliance upon the exemption from the registration requirements of the Securities Act provided by Section 4(a)(2) of the Securities Act as sales by an issuer not involving any public offering.

Item 16.	Exhibits and financial statement schedules

See the Exhibit Index immediately following the signature page hereto, which is incorporated by reference as if fully set forth herein.

Item 17.	Undertakings

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

INDEX TO EXHIBITS

Exhibit Number	Description

+1.1	Form of Underwriting Agreement

+2.1	Form of Master Reorganization Agreement, by and among the Company and the various entities parties thereto

+3.1	Certificate of Incorporation of Quintana Energy Services Inc.

+3.2	Certificate of Amendment to Certificate of Incorporation of Quintana Energy Services Inc.

+3.3	Form of Second Certificate of Amendment to Certificate of Incorporation of Quintana Energy Services Inc. (to be entered into in connection with our corporate reorganization)

+3.4	Form of Amended and Restated Certificate of Incorporation of Quintana Energy Services Inc. (to be entered into in connection with the for reverse stock split)

+3.5	Bylaws of Quintana Energy Services Inc.

+3.6	Form of Amended and Restated Bylaws of Quintana Energy Services Inc.

+4.1	Form of Second Amended and Restated Equity Rights Agreement, by and among QES Holdco LLC, Quintana Energy Services LP, Quintana Energy Services GP LLC, Quintana Energy Partners, L.P., Quintana Energy Fund-FI, LP, Quintana Energy Fund-TE, LP, Archer Holdco LLC, Robertson QES Investment LLC and Geveran Investments Limited

+4.2	Form of Registration Rights Agreement, by and among the Company and the various parties thereto

+5.1	Opinion of Vinson & Elkins L.L.P. as to the legality of the securities being registered

+10.1	Credit Agreement, dated as of September 9, 2014, among QES Holdco LLC, as Borrower, certain of the subsidiaries of Borrower party thereto, as Guarantors, the lenders from time to time party thereto, as Lenders, and Amegy Bank National Association, as Administrative Agent, Issuing Bank and Swing Line Lender

+10.2	Assignment, Release, Consent and First Amendment to Credit Agreement, dated January 9, 2015, by and among Quintana Energy Services LP, as Borrower, certain subsidiaries of Borrower party thereto, as Guarantors, the lenders from time to time party thereto, as Lenders and ZA, N.A. DBA Amegy Bank, as Administrative Agent, Issuing Bank and Swing Line Lender

+10.3	Second Amendment to Credit Agreement, dated December 31, 2015, by and among Quintana Energy Services LP, as Borrower, certain subsidiaries of Borrower party thereto, as Guarantors, the lenders from time to time party thereto, as Lenders and ZA, N.A. DBA Amegy Bank, as Administrative Agent, Issuing Bank and Swing Line Lender

+10.4	Third Amendment and Waiver to Credit Agreement, dated December 19, 2016, by and among Quintana Energy Services LP, as Borrower, certain subsidiaries of Borrower party thereto, as Guarantors, the lenders from time to time party thereto, as Lenders and ZA, N.A. DBA Amegy Bank, as Administrative Agent, Issuing Bank and Swing Line Lender

+10.5	Second Lien Credit Agreement, dated December 19, 2016, by and among Quintana Energy Services LP, as Borrower, certain subsidiaries of Borrower party thereto, as Guarantors, the lenders from time to time party thereto, as Lenders and Cortland Capital Market Services LLC, as Administrative Agent

+10.6	Pledge Agreement, dated December 19, 2016, by and among Quintana Energy Services LP, as Borrower, certain subsidiaries of the Borrower party thereto, as Guarantors, and together with Borrower, the Pledgors, and Cortland Capital Market Services, LLC, as Administrative Agent

Exhibit Number	Description

+10.7	Warrant Agreement, dated December 19, 2016, by and among Quintana Energy Services LP, Archer Holdco LLC, Robertson QES Investment LLC and Geveran Investments Limited.

+10.8†	Form of Quintana Energy Services Inc. Long Term Incentive Plan (the 2018 Plan)

+10.9†	QES Legacy Long-Term Incentive Plan (the Prior Plan)

+10.10†	Form of Indemnification Agreement between Quintana Energy Services Inc. and certain of its officers and directors

+10.11†	Form of Executive Employment Agreement between Quintana Energy Services Inc. and certain of its executives

+10.12†	Form of Phantom Unit Award Agreement (under the Prior Plan)

+10.13†	Form of Phantom Unit Award Agreement—Corporate Executives (under the Prior Plan)

+10.14†	Executive Employment Agreement, dated July 1, 2017, by and between Quintana Energy Services Inc. and Rogers Herndon

+10.15†	Executive Employment Agreement, dated July 1, 2017, by and between Quintana Energy Services Inc. and Christopher Baker

+10.16†	Executive Employment Agreement, dated July 1, 2017, by and between Quintana Energy Services Inc. and Keefer M. Lehner

+10.17†	Executive Employment Agreement, dated July 1, 2017, by and between Quintana Energy Services Inc. and Max Bouthillette

**10.18	Form of Loan, Security and Guaranty Agreement, by and among the Company, certain subsidiaries of the Company, Bank of America, NA, as agent and the various lenders party thereto (the New Credit Facility)

+21.1	List of subsidiaries of Quintana Energy Services Inc.

+23.1	Consent of PricewaterhouseCoopers LLP

+23.2	Consent of PricewaterhouseCoopers LLP

+23.3	Consent of PricewaterhouseCoopers LLP

+23.4	Consent of Vinson & Elkins L.L.P. (included as part of Exhibit 5.1 hereto)

+23.5	Consent of Director Nominee (Boutte)

+23.6	Consent of Director Nominee (Duckworth)

+24.1	Power of Attorney (included on the signature page of this Registration Statement)

*	To be filed by amendment.

**	Filed herewith.

+	Previously filed.

†	Indicates management contract or compensatory plan.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on January 25, 2018.

Quintana Energy Services Inc.

By:	/s/ Rogers Herndon
Rogers Herndon
Chief Executive Officer, President and Director

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated below as of January 25, 2018.

Name	Title	Date

/s/ Rogers Herndon Rogers Herndon	Chief Executive Officer, President and Director (Principal Executive Officer)	January 25, 2018

* Keefer M. Lehner	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	January 25, 2018

* Gbolade Odeneye	Vice President and Corporate Controller (Principal Accounting Officer)	January 25, 2018

* Corbin J. Robertson, Jr.	Chairman of the Board of Directors	January 25, 2018

* Dag Skindlo	Member of the Board of Directors	January 25, 2018

* Gunnar Eliassen	Member of the Board of Directors	January 25, 2018

*By:	/s/ Rogers Herndon
Rogers Herndon
Attorney-in-fact